                           FIRST FEDERAL CAPITAL CORP.

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is effective as of January 1, 2001 (the "Commencement Date") between First Federal Capital Corp., its successors and assigns (hereinafter referred to as the "Company"), having its principal offices located at 605 State Street, La Crosse, Wisconsin 54602, and Thomas W. Schini (the "Executive").

                                    RECITALS

         WHEREAS, Executive is a key employee, who has been employed in the financial services industry for more than 40 years and whose extensive background, knowledge and experience has substantially benefited both First Federal Savings Bank La Crosse-Madison, F.S.B. (the "Bank") and the Company and whose continued employment as Chairman of the Board of Directors and as a Senior Executive Officer of the Company ("Corporate Position") will benefit the Company in the future;

         WHEREAS, Executive possesses an intimate knowledge of the business and affairs of the Bank, of First Federal Capital Corporation (the "Company"), and of the financial industry both in the Bank and Company's primary market areas and nationally;

         WHEREAS, Executive has expressed a desire to reduce the level of his work commitment, but has indicated a willingness to continue to make his expertise and abilities available to the Bank, Company and their respective Boards and management in the future;

         WHEREAS, the Boards of Directors of the Bank and Company recognize Executive's contribution to their growth and desire to assure continued availability of Executive's talent and expertise into the future;

         WHEREAS, Executive is willing to commit himself to serve the Bank on the terms provided in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below:

         1. Employment. The Company shall employ Executive, and Executive shall serve the Company, on the terms and conditions set forth in this Agreement.

         2. Term of Employment. The period of Executive's employment under this Agreement shall be referred to as the "Employment Term" and shall coincide in all respects, including with respect to renewal or termination of such Employment Term, with his period of employment by the Bank under the employment agreement entered into between the Bank and Executive and bearing even date herewith (the "Bank Agreement").


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         3. Position and Duties. Executive shall serve the Company in his
Corporate Position as Chairman of the Board and Senior Executive Officer, reporting directly to the Company's Board of Directors and having responsibility for reviewing public and shareholder communications from the Company, assisting in the review and formulation of actions in major operational, regulatory and policy matters, providing advice, assistance and consultation to other members of senior management, undertaking such special project assignments as may be from time to time designated by the Board, and representing the Company and the Bank as a member of the Boards of Directors of the Wisconsin Bankers Association and TYME Corporation until expiration of his terms on those boards as of June 30, 2002. During the term of this Agreement, Executive shall be nominated and placed on the ballot for election by shareholders to the Board of Directors of the Company and if so elected shall serve as Chairman of the Board with responsibility for chairing meetings thereof and for overseeing and recommending action on corporate governance issues.

         4. Compensation. As compensation for services provided pursuant to this Agreement, Executive shall receive from the Company the compensation and benefits set forth below:

                  (i) Base Salary. During the Employment Term, Executive shall receive a base salary payable by the Bank ("Base Salary") in such amount as may from time to time be approved by the Board of Directors of the Bank; provided, however, that the Company and Executive agree that (i) a portion of the amount received by Executive from the Bank will be allocable to time and effort of the Executive spent on behalf of the Company pursuant to this Agreement, and (ii) that the Company may reimburse the Bank in any such amount as may be jointly determined by the Boards of Directors of the Company and Bank to reflect such allocable portion. No increase in Base Salary paid by the Bank (or the amount thereof reimbursed by the Company) or other compensation granted by the Company or Bank shall in any way limit or reduce any other obligation of the Company under this Agreement. Executive's Base Salary and other compensation shall be paid in accordance with the Bank's regular payroll practices, as in effect from time to time.

                  (ii) Bonus Payments. In addition to Base Salary, Executive shall be entitled, during the initial twelve (12) months of the Employment Term, to participate in and receive payments from all bonus and other incentive compensation plans (as currently in effect, as modified from time to time, or as subsequently adopted) of the Company at a level equal to 50% of other Group 1 executives covered under such plans; provided, however, that nothing contained herein shall grant Executive the right to continue in any bonus or other incentive compensation plan following its discontinuance by the Board (except to the extent Executive had earned or otherwise accumulated vested rights therein prior to such discontinuance). Participation in such plans beyond the initial twelve (12) months of the Employment Term shall be at the discretion of the Board.

                   (iii) Other Benefits. Throughout the Employment Term, the Company shall provide to Executive all other benefits of employment (or, with Executive's consent, equivalent benefits) generally made available to other executives of the Company. During the initial twelve
         (12) months of the Employment Term, Executive shall participate in stock option, restricted stock, stock appreciation right, and other stock-related


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         programs made available by the Company at a level equal to 50% of other
         Group 1 executives covered under such plans; provided that participation in such plans beyond the initial twelve (12) months of the Employment Term shall be to the same extent as other Directors and to such further extent as the Board may deem appropriate in consideration of Executives duties, responsibilities and level of compensation. Executive shall be entitled to vacation, sick time, personal days and other perquisites in the same manner and to the same extent as such benefits are available under the Bank Agreement, it being understood that this Agreement is intended to allow Executive to utilize the perquisites provided pursuant to the Bank Agreement and not to create additional perquisites hereunder.

                  Nothing contained herein shall be construed as granting Executive the right to continue in any benefit plan or program, or to receive any other perquisite of employment provided under this paragraph 4(iii) (except to the extent Executive had previously earned or accumulated vested rights therein) following termination or discontinuance of such plan, program or perquisite by the Board.

         5. Termination. This Agreement shall terminate upon the effective date of termination of the Bank Agreement.

         Upon termination of this Agreement, simultaneous with termination of the Bank Agreement, Executive shall be entitled to the receipt of termination/severance benefits from the Bank as determined under all applicable provisions of the Bank Agreement ("Severance Benefits"). The Bank shall be primarily responsible for the payment of Severance Benefits; provided, however, that the Company may reimburse the Bank for a portion of the cost of Executive's Severance Benefits in any amount jointly determined by the Boards of Directors of the Company and Bank to correspond to the allocation of Executive's time and effort between Bank and Company matters during the 12-month period preceding termination of the Bank Agreement. Notwithstanding the foregoing, if the application of Section 6 of the Bank Agreement results in Unpaid Severance as defined therein, the Company shall be responsible for payment to Executive of the entire amount of Unpaid Severance and shall also pay to Executive an additional amount (the "Reimbursement Payment") such that the net amount retained by Executive after deduction of (i) any tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax") and any interest charges or penalties in respect to imposition of such Excise Tax (but not any federal, state or local income tax) on the Total Payments (which for purposes of this Agreement shall mean the Severance Benefits plus any Unpaid Severance, together with any other payments and/or the value of any benefits provided by the Bank or Company, including but not limited to any amount or value attributable to the vesting of stock options upon Executive's termination and to which said Excise Tax applies by reason of Section 280G of the Code), and (ii) any federal, state and local income tax and Excise Tax upon the payment pursuant to Section 5(i) above, so that the total received by Executive after deduction of said Excise Taxes shall be equal to the Total Payments. For purposes of determining the amount of Reimbursement Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Reimbursement Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's domicile for income tax purposes on the date the Reimbursement Payment is


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made, net of the maximum reduction of federal income taxes that could be obtained from deduction of such state and local taxes.

         6. General Provisions.

                  (i) Successors; Binding Effect. No right or interest to or in any payments or benefits under this Agreement shall be assignable or transferable in any respect by the Executive, nor shall any such payment, right or interest be subject to seizure, attachment or creditor's process for payment of any debts, judgments, or obligations of Executive; provided, however, that in the event of Executive's death prior to the receipt of payments or benefits payable hereunder, the Executive's spouse or estate shall be entitled to the receipt thereof. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Executive and his heirs, beneficiaries and personal representatives and the Company and any successor organization.

                  (ii) Noncompetition. Executive acknowledges that the development of personal contacts and relationships is an essential element of the Company's business, that the Company has invested considerable time and money in his development of such contacts and relationships, that the Company could suffer irreparable harm if he were to leave employment and solicit the business of customers of the Company or Bank, and that it is reasonable to protect the Company and Bank against competitive activities by Executive. Executive covenants and agrees, in recognition of the foregoing and in consideration of the mutual promises contained herein, that in the event of a voluntary termination of employment by Executive pursuant to Section 5(iii) of the Bank Agreement, or upon expiration of the Bank Agreement as a result of Executive's election not to continue automatic annual renewals, Executive shall not accept employment in LaCrosse, Dane or St. Croix counties with any Significant Competitor of the Company or Bank for a period of eighteen (18) months following such termination. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, mortgage banking corporation, or holding company for any of the foregoing, which at the time of termination of Executive's employment, or during the period of this covenant not to compete, (i) maintains a home, branch or other office in any of said counties, or (ii) has originated with any of said counties $10,000,000 or more in residential mortgage loans during any consecutive twelve (12) month period within the thirty-six (36) months prior to Executive's termination and inclusive of the period covered by this covenant.

                  Executive agrees that the non-competition provisions set forth herein are necessary for the protection of the Company and the Bank and are reasonably limited as to (i) the scope of activities affected, (ii) their duration and geographic scope, and (iii) their effect on Executive and the public. In the event Executive violates the non-competition provisions set forth herein, the Company shall be entitled, in addition to its other legal remedies, to enjoin the employment of Executive with any Significant Competitor for the period set forth herein. If Executive violates this covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the covenant shall be deemed to have the


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         duration specified herein, computed from the date such relief is granted, but reduced by any period between commencement of the period and the date of the first violation. In addition to such other relief as may be awarded, if the Company is the prevailing party it shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in enforcing its rights hereunder.

                  (iii) Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by the Company, United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Company:

                           First Federal Capital Corp.
                           605 State Street
                           La Crosse, Wisconsin
                           Attention: Secretary

                  If to the Executive, at the address set forth below the Executive's signature line of this Agreement. Either party may furnish to the other in writing in accordance herewith, a notice of change of address which shall become effective only upon receipt by the other party.

                  (iv) Expenses. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement or to recover damages for breach of it, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and necessary costs and disbursements incurred in such litigation, in addition to any other relief to which such prevailing party is entitled.

                   Notwithstanding the foregoing, in the event of a legal proceeding to enforce or interpret the terms of this Agreement following a change in control, Executive shall be entitled to recover from the Bank, regardless of the outcome of said action, necessary costs and disbursements incurred together with actual attorney's fees up to the greater of (A) $25,000, or (B) thirty percent (30%) of the amount in dispute between the parties [which amount, for purposes of this Agreement, shall be deemed to be the difference between the highest written settlement offer (exclusive of any claim for consequential, punitive, or other forms or amounts of damages not based on specific contract terms) from Executive]. Recovery by Executive of attorney's fees and costs as provided herein following a change in control shall be in addition to any other relief to which Executive may be entitled.

                  (v) Withholding. The Company shall be entitled to withhold from amounts to be paid to Executive under this Agreement any federal, state, or local withholding or other taxes of charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.


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


                  (vi) Miscellaneous. No provision of this Agreement may be amended, waived or discharged unless such amendment, waiver or discharge is agreed to in writing and signed by Executive and such Company officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of (or compliance with) any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that the parties acknowledge the Bank Agreement is a separate employment agreement between Executive and the Bank and that nothing contained herein is intended to supercede or extinguish any of the rights or obligations created therein. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

                  (vii) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  (viii) Counterparts. This Agreement may be executed in several counterparts, each of which together will constitute one and the same instrument.

                  (ix) Headings. Headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

                  (x) Effective Date. The effective date of this Agreement shall be the date indicated in the first section of this Agreement, notwithstanding that the actual date of execution by any party may differ therefrom.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of this 1st day of January, 2001.

First Federal Capital Corp.              Executive:

By:
   -------------------------------       ----------------------------------
Title:                                   Title:
      ----------------------------             ----------------------------

Witness                                  Address:

By:
   -------------------------------       ----------------------------------
Title:
      ----------------------------       ----------------------------------


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
                              EMPLOYMENT AGREEMENT
                           (Effective January 1, 2001)


        THIS EMPLOYMENT AGREEMENT is made effective as of this 1st day of January 1, 2001, by and between First Federal Savings Bank, LaCrosse-Madison, a federally-chartered savings bank (the "Bank"), First Federal Capital Corporation (the "Company"), and Thomas W. Schini (the "Executive").

        WHEREAS, Executive has been employed in the financial services industry for more than 40 years, and has most recently served in the capacities of President and Chief Executive Officer of the Bank and Company, respectively; and

        WHEREAS, Executive possesses an intimate knowledge of the business and affairs of the Bank, the Company, and of the financial industry in the Bank and Company's primary market areas and nationally;

        WHEREAS, Executive has expressed a desire to reduce the level of his work commitment, but has indicated a willingness to continue to make his expertise and abilities available to the Bank, Company and their respective Boards and management in the future;

        WHEREAS, the Boards of Directors of the Bank and Company recognize Executive's contribution to their growth and desire to assure continued availability of Executive's talent and expertise into the future;

        WHEREAS, Executive is willing to commit himself to serve the Bank and Company on the terms provided in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Bank, Company, and Executive agree as follows:

        1. Employment. The Bank and Company shall continue to employ Executive and Executive shall continue to serve under the terms and conditions of this Agreement (which terms and conditions are intended to supercede the agreement of July 1, 2000 as previously in effect between the parties) for the period stated in paragraph 2 below.

        2. Term of Employment. The period of Executive's employment under this Agreement shall commence on the date set forth above ("Commencement Date") and shall expire on June 30, 2002, unless sooner terminated as provided herein. Thereafter, beginning as of the July 1, 2002 (the "Renewal Date") and on each annual anniversary of the Renewal Date thereafter, the term of employment hereunder may be extended for an additional year by action of the Boards of Directors of the Bank and Company. The Boards of Directors or the Executive shall provide at least forty-five (45) days' advance written notice of any decision on their respective parts not to extend the Agreement as of any such anniversary date. The term of employment under this Agreement, as in effect from time to time, shall be referred to as the "Employment Term."

        3. Position and Duties. Executive shall serve the Bank as Chairman of the Board of Directors and as a Senior Executive Officer, reporting directly to the Board and with responsibility for chairing meetings of the Board, overseeing and recommending action on corporate governance issues, assisting in the review and formulation of actions in major operations, regulatory and policy matters, and providing advice, assistance and consultation to other senior members of bank management. Executive shall serve the Company as Chairman of the Board and Senior Executive Officer, reporting directly to the Company's Board of Directors and having responsibility for reviewing public and shareholder communications from the Company, assisting in the review and formulation of actions in major operational, regulatory and policy matters, and providing advice, assistance and consultation to other members of the Company's senior management. During the term of this Agreement, Executive shall be nominated and placed on the ballot for election by shareholders to the Board of Directors of the Company and if so elected shall serve as Chairman of the Board with responsibility for chairing meetings thereof. Executive shall also undertake such special project assignments as may be from time to time designated by either of the Boards of Directors and shall represent the Bank and Company as a member of the Boards of Directors of the Wisconsin Bankers Association and TYME Corporation until expiration of his term on those boards on June 30, 2002.

        4. Compensation. As compensation for the services to be provided pursuant to this Agreement, Executive shall receive from the Bank and Company the compensation and other benefits set forth below:

                (i) Base Salary. During the Employment Term, Executive shall receive a base salary ("Base Salary") of $300,000. The Base Salary shall not be reduced during the initial term of this Agreement, but may be adjusted upward or downward by agreement between the Bank and Executive upon any renewal to reflect changes in the scope of Executive's duties. The Bank may receive reimbursement of some or all of such base salary amount from the Company, as agreed upon between the Boards of Directors of the Bank and Company, to appropriately reflect the allocation of Executive's time and efforts between each. Executive's Base Salary and other compensation shall be paid in accordance with the Bank's regular payroll practices, as from time to time in effect.

                (ii) Bonus Payments. In addition to Base Salary, Executive shall be entitled during the initial twelve (12) months of the Employment Term to participate in the Bank's Management Incentive Plan (the "Incentive Plan") in effect on the date of this Agreement at a level equal to 50% of other Group 1 executives covered under the Incentive Plan. Subsequent to the initial twelve
(12) months of the Employment Term, any further bonus awards shall be at the discretion of the Board.

                (iii) Other Benefits. Throughout the Employment Term, the Bank and Company shall provide to Executive all other benefits of employment (or, with Executive's consent, equivalent benefits) generally made available to their other executive officers under plans or


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arrangements as in effect from time to time. Executive shall be entitled to participate in or receive benefits under any group health and life insurance plan, pension plan, stock purchase, incentive savings and any other similar plans or arrangements presently or hereafter available to such executive officers (collectively the "Benefit Plans"), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. Executive shall be entitled to vacations and perquisites in accordance with Bank and Company policies for their executive officers. During the initial twelve (12) months of the Employment Term, Executive shall participate in the stock option program at a level equal to 50% of other Group 1 executives covered under such plans, with any award made for that period being reduced to reflect the relation of said twelve (12) month period to the three (3) year award cycle otherwise applicable under such option plan; provided that option participation beyond the initial twelve (12) months of the Employment Term shall be to the same extent as other Directors and to such further extent as the Board may deem appropriate in consideration of Executive's duties, responsibilities and level of compensation.

        5. Termination. This Agreement may be terminated, subject to payment of the compensation and other benefits described below, upon the occurrence of any of the events described below. In case of such termination, the date on which Executive ceases to be employed under this Agreement, after giving effect to any prior notice requirement set forth below, is referred to as the "Termination Date."

                (i) Death; Disability; Retirement. This Agreement shall terminate upon the death, disability or retirement of Executive. As used in this Agreement, the term "disability" shall mean Executive's inability, as a result of physical or mental incapacity, to substantially perform his duties hereunder for a period of 180 consecutive days. Any question as to the existence of Executive's disability upon which the Executive and the Bank cannot agree shall be determined by a qualified independent physician mutually agreeable to Executive and the Bank or, if the parties are unable to agree upon a physician within ten (10) days after notice from either to the other suggesting a physician, by a physician designated by the then president of the medical society for the county in which Executive maintains his principal residence, upon the request of either party. The costs of any such medical examination shall be borne by the Bank. If Executive is terminated due to disability he shall be paid 100% of his Base Salary at the rate in effect at the time notice of termination is given for the remainder of the Employment Term, payable in substantially equal monthly installments less, in each case, any disability payments actually paid to Executive under plans provided by the Bank or under any governmental social security or workers compensation program.

                As used in this Agreement, the term "retirement" shall mean Executive's retirement in accordance with and pursuant to any retirement plan of the Bank or Company generally applicable to their executive officers or in accordance with any retirement arrangement established with Executive's consent.

                If termination occurs for such reason, no additional compensation shall be payable to the Executive under this Agreement except as specifically provided in this Agreement.


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Notwithstanding anything to the contrary contained in this Agreement, the
Executive shall receive all compensation and other benefits to which he was entitled under Section 4 through the Termination Date and, in addition, shall receive all other benefits available to him under the Bank's and Company's Benefit Plans as in effect on the date of death, disability or retirement.

                (ii) Cause. The Bank and Company may terminate the Executive's employment under this Agreement for Cause at any time, and there after their obligations under this Agreement shall cease and terminate. Notwithstanding anything to the contrary contained in this Agreement, Executive shall receive all compensation and other benefits to which he was entitled under Section 4 through the Termination Date and, in addition, shall receive all benefits available to him under Benefit Plans as in effect on the Termination Date. For purposes of this Agreement, "Cause" shall mean (A) the willful and continued failure by Executive to substantially perform his duties (other than failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes Executive has not substantially performed his duties, (B) any willful act of misconduct by Executive which is materially injurious to the Bank or Company, monetarily or otherwise, (C) a criminal conviction of Executive for any act involving dishonesty, breach of trust or a violation of the banking or savings and loan laws of the State of Wisconsin or the United States, (D) a criminal conviction of the Executive for the commission of any felony, (E) a willful breach of fiduciary duty involving personal profit, (F) a willful violation of any law, rule or regulation or final cease and desist order where such violations materially, adversely, affect the Bank or Company, (G) incompetence, personal dishonesty or material breach of any provision of this Agreement which would have a material adverse impact on the Bank or Company. For purposes of this Subsection 5(ii), no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Bank or Company.

                (iii) Voluntary Termination by Executive. Executive may voluntarily terminate his employment under this Agreement at any time by giving at least ninety (90) days prior written notice to the Bank. In such event, Executive shall receive all compensation and other benefits to which he was entitled under Section 4 through the Termination Date and, in addition, shall receive all other benefits available to him under the Bank's and Company's Benefit Plans as in effect on the Termination Date.

                (iv) Termination by Executive After Change in Control. For purposes of this Agreement, a "change in control" shall mean a change in control with respect to the Bank or Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor thereto; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the combined voting power of the Bank or holding company's then outstanding securities; or (ii)


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


during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank or company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. The Executive may terminate his employment under this Agreement by giving written notice to the Bank at anytime within twelve (12) months of the effective date of a "change in control".

                (v) Suspension or Termination Required by the OTS

                        (A) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3), or section 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1), the Bank's obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bank shall (1) pay Executive all of the compensation withheld while its obligations under this Agreement were suspended and (2) reinstate any of its obligations which were suspended.

                        (B) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1) obligations of the Bank under the Agreement shall terminate as of the effective date of the order, but vested rights of the Executive to compensation and to any benefits under the Bank's Pension Plan shall not be affected.

                        (C) If the Bank is in default as defined in section 3(x)(1) of the Federal Deposit Insurance Act, (12 U.S.C. 1813 (x)(1)) all obligations under the Agreement shall terminate as of the date of default, except that this paragraph shall not affect vested rights of the Executive under any qualified retirement plan nor, in the event the Executive terminates prior to the date of such default, the Executive's vested rights to continue to receive severance payments and benefits pursuant to Section 5(vi) of this Agreement.

                        (D) All obligations under the Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the OTS, at the time the FDIC or Resolution Trust Corporation ("RTC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or (ii) by the OTS at the time it approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action, and the Executive shall receive the compensation and benefits set forth in section 5(vi) of this Agreement.

                        (E) In the event that 12 C.F.R. Section 563.39, or any successor regulation, is repealed, this section 5(v) shall cease to be effective on the effective date of such repeal. In the event that 12 C.F.R. Section 563.39, or any successor regulation, is amended or modified, this Agreement shall be revised to reflect the amended or modified provisions if: (1) the amended or modified provision is required to be included in this Agreement; or (2) if not so required, the Executive requests that the Agreement be so revised.

                (vi) Termination by the Bank or Company Other Than For Death, Disability, Retirement, Cause and Other Than Following a Change in Control. If this Agreement is terminated by the Bank or Company for any reason other than death, disability, retirement or for cause as set forth in Section 5(i) or (ii), and other than by Executive pursuant to Section 5(iv), then, following the Date of Termination:

                        (A) In lieu of any further salary payments to the Executive for a period subsequent to the Termination Date, the Executive shall receive severance pay in the form of payments continuing for the remaining unexpired portion of the Employment Term based on his rate of Base Salary as in effect at whichever is applicable of the commencement or renewal of the then running Employment Term and his total cash bonus paid in his most recently completed calendar year of employment.

                        (B) Executive shall also receive all retirement benefits to which Executive is entitled under the Bank's Group Pension Plan, 401(k) Plan, and ESOP, as amended from time to time (the "Retirement Plans").

                        (C) In addition to all other amounts payable under this
section 5, Executive shall be entitled to coverage under any group health, life, dental, or other group insurance plans (as well as under any individual life coverages provided by the Bank on Executive's behalf) for the remainder of the Employment Term upon his continued payment of any required employee contribution at the rate in effect as of his Termination Date and to receipt of all benefits otherwise payable to Executive under (i) any tax qualified Bank plan or agreement relating to pension or retirement benefits, and (ii) any other Bank plan or agreement, regardless of tax status, established to provide deferred compensation, retirement, or other benefits for the Executive.

                (vii) Termination Following A Change In Control. If this Agreement is terminated by the Bank, any successor to the Bank, or by Executive pursuant to Section 5(iv) following a change in control:

                        (A) In lieu of any further salary payments, subsequent to the Termination Date Executive shall receive monthly severance payments for the remainder of the Employment Term, based on his then effective rate of Base Salary under this Agreement and the cash bonus, if any, for the calendar year preceding his Termination Date and subject to any applicable limitations set forth in Section 6 below.

                        (B) Executive shall also receive all retirement benefits to which Executive is entitled under the Bank's Group Pension Plan, 401(k) Plan and ESOP, as amended from time to time (the "Retirement Plans").

                        (C) In addition to all other amounts payable under this
Section 5, Executive shall be entitled to coverage under any group health, life, dental, or other group insurance plans (as well as under any individual life coverages provided by the Bank on Executive's behalf) for the remainder of the Employment Term period upon his continued payment of any required employee contribution at the rate in effect as of his Termination Date and to receipt of all benefits otherwise payable to Executive under (i) any tax qualified Bank plan or agreement relating to pension or retirement benefits, and (ii) any other Bank plan or agreement, regardless of tax status, established to provide deferred compensation, retirement, or other benefits for the Executive.

        6. Limitations on Termination Compensation.

                (i) If severance benefits payable to the Executive under Subsection 5(vii) ("Severance Benefits"), or any other payments or benefits received or to be received by the Executive from the Bank and Company (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Bank or any corporation ("Affiliate") affiliated with the Bank within the meaning of Section 1504 of the Internal Revenue Code of 1954, as amended (the "Code")), in the opinion of tax counsel selected by the Bank's independent auditors and acceptable to the Executive, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three (3) times the average of the annual compensation payable to the Executive by the Bank (or an Affiliate) and includible in the Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Bank occurred ("Base Amount"), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Executive from the Bank (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if, in the opinion of tax counsel, the Severance Benefits (in their full amount) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of
Section 280G(b)(4) of the Code, and such payments are deductible by the Bank. The Base Amount shall include every type and form of compensation includible in the Executive's gross income in respect of his employment by the Bank (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the Code. For purposes of this
Section 6, a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Bank's independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code, with the value of any amount by which the Severance Benefits payable under this Agreement are reduced pursuant to this Section 6 and/or the value of any other amount not paid by the Bank, the Company, or any plan maintained by either (regardless of its source) being referred to collectively herein as the Unpaid Severance.

                (ii) Executive shall have the right to request that the Bank obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under Section 280G. If a ruling is sought pursuant to the Executive's request, no severance benefits payable under this Agreement shall be made to the Executive until after fifteen (15) days from the date of such ruling. For purposes of this Subsection 6(ii), the Executive and the Bank agree to be bound by the Service's ruling as to whether payments constitute "parachute payments" under Section 280G. If the service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided under Subsection 6(i) with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen (15) days from the date of the Service's notice indicating that no ruling would be forthcoming.

                (iii) In the event that Section 280G, or any successor statute, is repealed, this Section 6 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.


        7. Noncompetition After Voluntary Termination And Duty of
Confidentiality.

                (a) Noncompetition. Executive acknowledges that the development of personal contacts and relationships is an essential element of the Bank's and Company's businesses, that they have invested considerable time and money in his development of such contacts and relationships, that they could suffer irreparable harm if he were to leave employment and solicit the business of the Bank's customers, and that it is reasonable to protect the Bank and Company against competitive activities by Executive. Executive covenants and agrees, in recognition of the foregoing and in consideration of the mutual promises contained herein, that in the event of a voluntary termination of employment by Executive pursuant to Section 5(iii), or upon expiration of this Agreement as a result of Executive's election not to continue automatic annual renewals, Executive shall not accept employment with any Significant Competitor of the Bank for a period of eighteen (18) months following such termination in any county in which the Bank both (i) has deposits of $50,000,000 or more, and (ii) has originated mortgage loans of $100,000,000 or more during any consecutive twelve (12) month period within the past twenty-four (24) months. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation.

                Executive agrees that the non-competition provisions set forth herein are necessary for the protection of the Bank and Company and are reasonably limited as to (i) the scope of activities affected, (ii) their duration and geographic scope, and (iii) their effect on Executive and the public. In the event Executive violates the non-competition provisions set forth herein, Bank and Company shall be entitled, in addition to its other legal remedies, to enjoin the employment of Executive with any Significant Competitor for the period set forth herein. If Executive violates this covenant and the Bank or Company brings legal action for injunctive or other relief, the Bank and Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the covenant shall be deemed to have the duration specified herein, computed from the date such relief is granted, but reduced by any period between commencement of the period and the date of the first violation. In addition to such other relief as may be awarded, if the Bank and/or Company is the prevailing party it shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in enforcing its rights hereunder.

                (b) Duty of Confidentiality. Executive acknowledges that he will, as the result of services performed on behalf of the Bank and Company, obtain or otherwise become aware of confidential and/or proprietary information regarding the Bank's and Company's affairs, including, but not limited to, information relative to (i) customers, customer accounts and customer lists,
(ii) marketing, (iii) customer development strategies, (iv) financial and economic plans and projections, and (v) other similar information. Executive agrees that following termination of his employment for any reason, he will treat all such matters as confidential and will refrain both from divulging such information in any manner and from the use of such information for his benefit or for the benefit of any employer (regardless of whether such employer would constitute a Significant Competitor under this Agreement) or third-party.

        8. General Provisions.

                (i) Successors; Binding Effect. No right or interest to or in any payments or benefits under this Agreement shall be assignable or transferable in any respect by the Executive, nor shall any such payment, right or interest be subject to seizure, attachment or creditor's process for payment of any debts, judgments, or obligations of the Executive. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Executive and his heirs, beneficiaries and personal representatives and the Bank, the Company, and any successor organizations.

                (ii) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                If to the Bank and Company:

                605 State Street
                LaCrosse, WI 54601
                Attn:  Secretary

or if to Executive at the address set forth below the Executive's signature line of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                (iii) Expenses. If any legal proceeding is necessary to enforce or interpret this Agreement, or to recover damages for breach of it, the prevailing party, shall be entitled to recover from the other party reasonable attorneys' fees and necessary costs and disbursements incurred in such litigation, in addition to any other relief to which such prevailing party may be entitled.

                Notwithstanding the foregoing, in the event of a legal proceeding to enforce or interpret the terms of this Agreement following a change in control, Executive shall be entitled to recover from Bank and Company, regardless of the outcome of said action, necessary costs and disbursements incurred together with actual attorney's fees up to the greater of (A) $25,000, or (B) thirty percent (30%) of the amount in dispute between the parties [which amount, for purposes of this Agreement, shall be deemed to be the difference between the highest written settlement offer from the Bank and Company and the lowest written settlement offer (exclusive of any claim for consequential, punitive, or other forms or amounts of damages not based on specific contract terms) from Executive]. Recovery by Executive of attorneys fees and costs as provided herein following a change in control shall be in addition to any other relief to which Executive may be entitled.

                (iv) Withholding. The Bank shall be entitled to withhold from amounts to be paid to the Executive under this Agreement any federal, state or local withholding or other taxes of charges which it is from time to time required to withhold. The Bank shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

                (v) Miscellaneous. No provision of this Agreement may be amended, waived or discharged unless such amendment, waiver or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that the parties acknowledge there is a separate Employment Agreement between the Executive and the Company and that nothing contained herein is intended to supercede or extinguish any of the rights or obligations created therein. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

                (vi) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                (vii) Counterparts. This Agreement may be executed in several counterparts, each of which together will constitute one and the same instrument.

                (viii) Headings. Headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

                (ix) Effective Date. The effective date of this Agreement shall be the date indicated in the first paragraph of this Agreement, notwithstanding the actual date of execution by any party.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

First Federal Capital Corporation             Executive:  Thomas W. Schini

By:
   -------------------------------            ----------------------------------
                                              Title

By:
   -------------------------------            ----------------------------------



                                              ----------------------------------
                                              (Address)
First Federal Savings Bank,
LaCrosse-Madison


By:
   -------------------------------

By:
   -------------------------------